Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 5,100,000.00	0.0001381	$ 704.31
Fees Previously Paid
	Total Transaction Valuation:	$ 5,100,000.00
	Total Fees Due for Filing:			$ 704.31
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 704.31
Offering Note
[1]	Estimated for purposes of calculating the amount of the filing fee only. The amount is based upon the offer to purchase up to 230,144 Shares (approximately 10.0% of the net assets of the FT Vest Rising Dividend Achievers Total Return Fund as of September 30, 2025) based on a net asset value per Share as of close of business on September 30, 2025 of $22.16.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A